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                                                                   EXHIBIT 10.22



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                         BRIDGE NOTE PURCHASE AGREEMENT

                                 BY AND BETWEEN

                      HORIZON PERSONAL COMMUNICATIONS, INC.

                                       AND

                           FIRST UNION INVESTORS, INC.


                                   DATED AS OF
                                FEBRUARY 15, 2000






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                                TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----

SECTION 1. DEFINITIONS........................................................1
         (a)   Definitions....................................................1
         (b)   Accounting Terms; Financial Statements........................11

SECTION 2. AUTHORIZATION OF ISSUANCE OF THE NOTE.............................11

SECTION 3. PURCHASE AND SALE OF SECURITIES...................................12

SECTION 4. CONDITIONS OF CLOSING.............................................12
         (a)   Representations, Warranties and Covenants.....................12
         (b)   Inspection of Property and Business...........................12
         (c)   Consent of Third Parties, etc.................................12
         (d)   No Adverse Change.............................................13
         (e)   Financial Information.........................................13
         (f)   Certain Agreements............................................13
         (g)   Opinions of Counsel...........................................13
         (h)   Delivery of Closing Documents.................................13
         (i)   Payment of Fees and Expenses..................................15
         (j)   Litigation....................................................15
         (k)   Ownership Structure...........................................15
         (l)   Bankruptcy....................................................15
         (m)   Legality of Offering..........................................15
         (n)   Financial Covenants...........................................15
         (o)   Additional Matters............................................15

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................15
         (a)   Organization, Good Standing and Qualification.................16
         (b)   Subsidiaries and Investments..................................16
         (c)   Authorized and Issued Capital.................................16
         (d)   Authorization.................................................17
         (e)   Litigation....................................................17
         (f)   Tax Matters...................................................17
         (g)   Organizational and Governing Documents........................18
         (h)   Government Approvals; Consents................................18
         (i)   Representations and Warranties in Other Agreements............18
         (j)   Disclosure....................................................18
         (k)   Compliance with Securities Laws...............................18
         (l)   No Brokers....................................................19
         (m)   Financial Statements..........................................19
         (n)   Absence of Undisclosed Liabilities............................19
         (o)   Title To Properties and Assets................................20

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
         (p)   Contracts and Commitments.....................................20
         (q)   Employees.....................................................20
         (r)   Compliance with Laws..........................................21
         (s)   Transactions with Affiliates..................................21
         (t)   Hazardous and Toxic Materials.................................21
         (u)   Solvency......................................................22
         (v)   Certain Federal Regulations...................................22
         (w)   Acquisition and Senior Loan Documents.........................23
         (x)   Use of Proceeds...............................................23
         (y)   Employee Benefit Plans........................................23
         (z)   Intellectual Property.........................................23
         (aa)  Absence of Certain Changes or Events..........................24
         (cc)  Insurance.....................................................25

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................25

SECTION 7. COVENANTS.........................................................26
         (a)   Payment of Notes..............................................26
         (b)   Financial Statements..........................................26
         (c)   Other Business and Financial Information......................28
         (d)   Corporate Existence; Franchises; Maintenance of Properties....30
         (e)   Compliance with Laws..........................................30
         (f)   Payment of Obligations........................................30
         (g)   Insurance.....................................................31
         (h)   Maintenance of Books and Records; Inspection..................31
         (i)   Creation or Acquisition of Subsidiaries.......................31
         (j)   Reserved......................................................31
         (k)   Further Assurances............................................31
         (l)   Use of Proceeds...............................................32
         (m)   Compliance with Agreements....................................32
         (n)   Indemnification...............................................32
         (o)   ERISA.........................................................33
         (p)   Brokerage.....................................................33

SECTION 8. FINANCIAL COVENANTS...............................................34

SECTION 9. NEGATIVE COVENANTS................................................34
         (a)   Merger; Consolidation.........................................34
         (b)   Indebtedness..................................................35
         (c)   Liens.........................................................35
         (d)   Disposition of Assets.........................................36
         (e)   Investments...................................................36
         (f)   Restricted Payments...........................................37
         (g)   Transactions with Affiliates..................................38
         (h)   Lines of Business.............................................38


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
         (i)   Certain Amendments............................................38
         (j)   Limitation on Certain Restrictions............................38
         (k)   No Other Negative Pledges.....................................39
         (l)   Fiscal Year...................................................39
         (m)   Accounting Changes............................................39
         (n)   Extensions of Credit Agreements...............................39
         (o)   Limitations on Layering.......................................39
         SECTION  10. Reserved...............................................40
         SECTION  11. GENERAL................................................40
         (a)   Entire Agreement..............................................40
         (b)   Reimbursement of Expenses.....................................40
         (c)   Survival of Agreements and Representations and Warranties.....40
         (d)   No Waiver.....................................................41
         (e)   Binding Effect; Participations................................41
         (f)   Initial Holder................................................41
         (g)   Cumulative Powers.............................................41
         (h)   Loss of Securities; Reissue of Securities in Lesser
                Denominations................................................41
         (i)   Communications................................................42
         (j)   Legend........................................................42
         (k)   Confidentiality; Public Announcements.........................42
         (l)   Governing Law.................................................43
         (m)   Headings......................................................43
         (n)   Multiple Originals............................................43
         (o)   Amendment or Waiver...........................................43
         (p)   Waiver of Jury Trial..........................................44
         (q)   Consent to Jurisdiction and Service of Process................44
         (r)   Arbitration...................................................44


Schedules

Schedule 4(e)     Financial Information
Schedule 5(a)     Organizational Matters
Schedule 5(b)     Subsidiaries and Investments
Schedule 5(c)     Capitalization
Schedule 5(e)     Litigation
Schedule 5(f)     Tax Matters
Schedule 5(f)     Governmental Approvals; Consents
Schedule 5(p)     Material Contracts
Schedule 5(q)     Employees
Schedule 5(s)     Affiliate Contracts
Schedule 5(t)     Environmental Matters
Schedule 5(x)     Use of Proceeds
Schedule 5(y)     Employee Benefit Plans
Schedule 5(z)     Intellectual Property


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Schedule 5(aa)    Absence of Certain Changes or Events
Schedule 5(bb)    Insurance
Schedule 9(b)     Permitted Indebtedness
Schedule 9(c)     Permitted Liens
Schedule 9(e)     Permitted Investments
Schedule 10(i)    Addresses for Notices


Exhibits

Exhibit 1(a)      Form of RTFC Commitment Letter and Term Sheet
Exhibit 2(a)      Form of Note
Exhibit 4(f)(i)   Form of Conversion Agreement
Exhibit 4(f)(ii)  Form of Acquisition Documents
Exhibit 4(g)(i)   Form of Opinion of Company Counsel
Exhibit 4(h)(ix)  Form of Officers' Certificate
Exhibit 4(h)(x)   Form of Secretary's Certificate
Exhibit 7(b)(iii) Form of Management Report
Exhibit 7(i)      Form of Guaranty


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                         BRIDGE NOTE PURCHASE AGREEMENT


         THIS BRIDGE NOTE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 15th day of February, 2000, by and among HORIZON PERSONAL COMMUNICATIONS, INC., an Ohio corporation (the "Company"), and FIRST UNION INVESTORS, INC., a North Carolina corporation (the "Purchaser").

                              STATEMENT OF PURPOSE

         WHEREAS, the Company, the Parent (as defined below) and its Subsidiaries (as defined below) are engaged in the business of providing telecommunications services;

         WHEREAS, the Company has requested that the Purchaser make an investment in the Company in the form of a senior subordinated bridge note in the original principal amount of $13,000,000 (the "Subdebt Investment"). The Company will use the proceeds of the Subdebt Investment as set forth under
Section 5(x); and

         WHEREAS, the Company and the Purchaser have reached certain agreements with regard to the foregoing transactions, all upon the terms and conditions more particularly described herein;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties hereto hereby mutually covenant, contract and agree as follows:

SECTION 1. DEFINITIONS.

         (a) Definitions. As used in this Agreement and unless the context otherwise requires, the following terms have the meanings indicated below.

         "AAA" has the meaning set forth in Section 11(r).

         "Acquisition" shall mean the acquisition by the Company of 78,900 shares (19,725 voting and 59,175 non-voting) of the Parent's common stock on the Closing Date pursuant to the terms of the Acquisition Documents.

         "Acquisition Documents" shall mean (i) that certain Assignment Agreement dated as of February 15, 2000 by and between the Company and the Parent, (ii) the Stock Power dated February 15, 2000 executed by ALLTEL Investments, Inc. and (iii) the letter agreement dated October 27, 1999 between ALLTEL Investments, Inc. to Horizon Telecom Inc.

         "Affiliate" means with respect to any Person, a Person (other than a Wholly Owned Subsidiary) (i) which directly or indirectly controls, or is controlled by, or is under common control


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with, such Person, (ii) which owns 10% or more of the equity interests of such
Person (iii) 10% or more of the voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interests) of which is owned by such Person or (iv) who is an executive officer or director of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement and without limitation, each of the Responsible Officers and their respective Affiliates shall each be deemed to be an Affiliate of the Company and its Subsidiaries.

         "Agreement" has the meaning set forth in the Preamble, as amended, modified or supplemented from time to time in accordance with its terms.

         "Arbitration Rules" has the meaning set forth in Section 11(r).

         "Authorized Officer" means, with respect to any action specified herein, any officer of the Company duly authorized by resolution of the Board of Directors to take such action on its behalf, and whose signature and incumbency shall have been certified to the Purchaser by the secretary or an assistant secretary of the Company.

         "Big Five Accounting Firm" means any of Arthur Andersen & Co. LLP, KPMG Peat Marwick, Ernst & Young LLP, Deloitte & Touche or PriceWaterhouse Coopers or any of their respective successors.

         "Board of Directors" means that certain board of directors established pursuant to the bylaws/code of regulations of the Company.

         "Business Day" means any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina are required by law to be closed.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights, options or other derivative securities to purchase any of the foregoing.

         "Cash Equivalents" means (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within 90 days from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America or any state or political subdivision thereof, maturing within 90 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Ratings Services or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 90 days from the date of issuance and issued by a bank or trust company organized under the laws


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of the United States of America or any state or political subdivision thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a Subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor's Ratings Services or at least A2 or the equivalent thereof by Moody's Investors Service, Inc., (iv) repurchase obligations with a term not exceeding seven days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clause
(i) above.

         "Casualty Event" means, with respect to any property (including any interest in property) of the Company or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which the Company or such Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

         "Change of Control" means the occurrence of any of the following events: (i) the failure of the McKell Affiliates to maintain beneficial ownership, directly or indirectly, of Voting Stock of the Parent representing 51% or more of the combined voting power of all Voting Stock of the Parent; (ii) any Person or two or more Persons acting in concert (other than (x) the McKell Affiliates and (y) assignees of the Purchaser unless such assignees of the Purchaser acquire Voting Stock from other stockholders of the Company) shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of the Parent; and (iii) the failure of the Parent to maintain beneficial ownership, directly or indirectly, of Voting Stock of the Company representing 90% or more of the combined voting power of all Voting Stock of the Company, provided that, for the purpose of subsection (iii) the acquisition by the Company of shares of Bright Personal Communications Services, LLC shall not be a "Change of Control".

         "Closing" has the meaning set forth in Section 3(b).

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "Commission" means the Securities and Exchange Commission and any successor Person thereof.

         "Company" has the meaning set forth in the Preamble.

         "Contingent Obligation" means, with respect to any Person, any direct or indirect liability of such Person with respect to any indebtedness or obligation of the type described in


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clauses (i) through (viii) and (x) of the definition of Indebtedness, liability or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Company and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

         "Contractual Obligation" means, with respect to a Person, any provision of (i) any security issued by such Person, including provisions contained in the articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, or (ii) any agreement, franchise, license, lease, permit, undertaking, contract, indenture, mortgage, deed of trust or other instrument or understanding to which such Person is a party or by which it or any of its assets or property is bound.

         "Conversion Agreement" shall have the meaning set forth in Section
4(f).

         "Credit Agreements" collectively means (i) that certain credit agreement, dated as of August 29, 1997 (as amended or otherwise modified from time to time in accordance with the terms hereof) between Rural Telephone Finance Corporation ("RTFC") and the Company (ii) that certain proposed credit agreement between RTFC and the Company outlined in the term sheet and commitment letter dated January 31, 2000 pursuant to which an aggregate of $45,500,000 ($40,500,000 secured term loan at $5,000,000 secured revolving line of credit) can be incurred (a complete copy of such term sheet and commitment letter is attached hereto as Exhibit 1(a)), (iii) that certain Guaranty issued by Motorola, Inc. ("Motorola") in favor of the RTFC in connection with the loan referred to in item (i) above, (iv) that certain Reimbursement and Security Agreement, dated August 29, 1997, between the Company and Motorola, (v) the proposed Guaranty to be issued by Motorola in favor of the RTFC in connection with the loan referred to in item (ii) above and (vi) the proposed Reimbursement and Security Agreement, between the Company and Motorola in connection with the loan referred to in item (ii) above.

         "Credit Documents" means the Credit Agreements, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to RTFC or Motorola by or on behalf of the Company, its Subsidiaries, RTFC or Motorola with respect to the Credit Agreements, and the transactions contemplated thereby, in each case as amended, modified, supplemented or restated from time to time in accordance with their terms and the terms of this Agreement.


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         "Default" means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

         "Disputes" has the meaning set forth in Section 11(r).

         "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to February 14, 2001; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

         "Dollars" or "$" means dollars of the United States of America.

         "EBITDA" means consolidated net income of the Company and its Subsidiaries increased by (i) any interest expense, (ii) any income taxes paid or accrued in the applicable fiscal year and (iii) any allowance for depreciation or amortization, in each case determined in accordance with GAAP for such period.

         "Environmental Claims" has the meaning set forth in Section 5(t).

         "Environmental Law" has the meaning set forth in Section 5(t).

         "Environmental Notice" has the meaning set forth in Section 5(t).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group of which the Company is a member and which is treated as a single employer under Section 414 of the Code.

         "ERISA Event" with respect to any Person means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (ii) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a Plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in


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the circumstances described in Section 4068(f) of ERISA; (iv) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under Section 302(f)(1) of ERISA; (v) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vi) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

         "Event of Default" has the meaning set forth in the Note.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "Financial Officer" means, with respect to the Company, the chief financial officer, vice president finance, principal accounting officer or treasurer of the Company.

         "Financial Statements" has the meaning set forth in Section 4(e).

         "GAAP" means generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained as in effect from time to time (subject to the provisions of Section 1(b)).

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guaranty" has the meaning set forth in Section 7(i).

         "Hazardous Discharge" has the meaning set forth in Section 5(t).

         "Hazardous Materials" has the meaning set forth in Section 7(o).

         "Indebtedness" means, with respect to any Person (without duplication),
(i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not drawn or matured and in the stated amount thereof, (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance


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with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (ix) all Contingent Obligations of such Person and (x) all indebtedness referred to in clauses (i) through (ix) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

         "Indemnified Party" has the meaning set forth in Section 7(n).

         "Initial Public Offering" means an initial underwritten public offering of the Company's Common Stock pursuant to a registration statement filed under the Securities Act.

         "Intellectual Property" means all technology, know-how and trade secrets relating to or used in the business of the Company and its Subsidiaries, including (i) the computer programs and software relating to or used in the business of the Company, together with the operating codes, source codes, updates, upgrades, modifications, enhancements and any user and technical documentation or utilities with respect thereto, (ii) all patents, patent licenses and patent applications, copyrights and copyright applications, trade secrets, proprietary information, proposals and rights and other intellectual property rights relating to the business of the Company and its Subsidiaries and
(iii) all trademarks, trade names, service marks and logos (including any registration and any application for registration of any of the foregoing), relating to or used in the business of the Company and its Subsidiaries.

         "Intellectual Property Licenses" has the meaning set forth in Section 5(z).

         "Investments" has the meaning set forth in Section 9(e).

         "Latest Balance Sheet" means the balance sheet dated as of December 31, 1999.

         "Letter Agreement" shall mean that certain letter agreement dated February 15, 2000 between the Company and the Purchaser.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature,


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whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing, or set off rights of depository institutions against deposit accounts with such depository institutions for customary fees and expenses.

         "Losses" has the meaning set forth in Section 7(n).

         "Material Adverse Change" means any material adverse change in the condition (financial or otherwise), operations, business, properties or assets of the Company and its Subsidiaries, taken as a whole.

         "Material Adverse Effect" means (a) a material adverse effect upon (i) the condition (financial or otherwise), operations, business, properties or assets of the Parent and its Subsidiaries taken as a whole, (ii) the ability of the Company, the Parent or any Subsidiary to perform its obligations under this Agreement or any of the other Transaction Documents to which it is a party or
(iii) the legality, validity or enforceability of this Agreement or any of the other Transaction Documents or the rights and remedies of the Purchaser and the parties hereunder and thereunder.

         "Material Contracts" has the meaning set forth in Section 5(p).

         "McKell Affiliates" shall mean all direct and lineal descendants of Joseph Scott McKell and their respective spouses, trusts and Affiliates.

         "Multiemployer Plan" means any "multiemployer plan "within the meaning of Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

         "Note" or "Notes" has the meaning set forth in Section 2.

         "Obligations" means all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Note and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Company to the Purchaser or any other Person entitled thereto, under this Agreement or any of the other Transaction Documents.

         "Organic Change" means any of the following: (i) any sale, assignment, lease, conveyance, exchange, transfer, sale-leaseback or other disposition of more than 25% of the assets, business or properties of the Company and its Subsidiaries, on a consolidated basis, whether in one or a series of transactions, whether or not in the ordinary course of business and whether or not directly or indirectly or through the sale or other disposition of equity securities of any of the Subsidiaries of the Company, other than those transactions expressly permitted by clauses (i) through (iii) of Section 9(d) and (ii) any (x) merger, consolidation or other combination to which the Company or any of its Subsidiaries is a party or (y) liquidation, winding up or dissolution of the Company or any of its Subsidiaries, other than (A) those transactions expressly permitted by clauses (i) and (ii) of Section

9(a), (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits and (C) those transactions expressly consented to in writing by the Purchaser.

         "Owned Intellectual Property" has the meaning set forth in Section
5(z).

         "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

         "Parent" means Horizon Telecom, Inc., an Ohio corporation.

         "Permanent Financing" means any debt or equity financing by the Company; provided, however, that neither the Company's issuance of debt securities constituting Permitted Senior Debt nor the Company's issuance of equity securities in a private placement which yields gross proceeds in an aggregate amount of less than $20,000,000 shall constitute a Permanent Financing.

         "Permitted Acquisition" means (a) any Acquisition with respect to which all of the following conditions are satisfied: (i) each business acquired shall be within the permitted lines of business described in Section 9(h) and shall be incorporated, organized or formed in the United States, (ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Company or one of its Affiliates, other than a Subsidiary of the Company, (iii) in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition such Person (or the surviving Person, if the Acquisition is effected through a merger or consolidation) shall be the Company or a Subsidiary of the Company (in which case, (A) the Company and such Subsidiary's management and/or selling shareholders (as such management and shareholders are in effect for the corresponding acquired business during the fiscal quarter, immediately preceding such Permitted Acquisition) shall own, in the aggregate, 100% of such Subsidiary's Capital Stock and (B) the Company shall own no less than 75% of the Total Voting Power of such Subsidiary), and (iv) the Person to be acquired (or its board of directors or equivalent governing body) has not (A) announced it will oppose such Acquisition or (B) commenced any action which alleges that such Acquisition violates, or will violate, any Requirement of law and all of the conditions and requirements of Sections 7(i) and 7(k) applicable to such Acquisition are satisfied; (b) any other Acquisition to which the Purchaser shall have given its prior written consent (which consent may be in its sole discretion and may be given subject to such additional terms and conditions as the Purchaser shall establish) and with respect to which all of the conditions and requirements set forth in this definition and in Section 7(i), and in or pursuant to any such consent, have been satisfied or waived in writing by the Purchaser; or (c) the acquisition of additional Capital Stock of Bright Personal Communications Services, LLC.

         "Permitted Liens" has the meaning set forth in Section 9(c).

         "Permitted Senior Debt" has the meaning set forth in Section 9(b).

         "Person" means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

         "Plan" means any "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Company or any ERISA Affiliate may have any liability.

         "POPs" has the meaning set forth in Section 8(a).

         "Projections" has the meaning set forth in Section 5(m).

         "Purchaser" has the meaning set forth in the Preamble and its successors and assigns.

         "Related Party" or "Related Parties" means spouses, lineal ancestors or descendants, natural or adopted, and spouses of lineal ancestors or descendants, or trusts for the sole benefit of any of such Persons.

         "Required Purchasers" means the holders of at least 51% of the outstanding principal of the Note or Notes.

         "Requirement of Law" means, with respect to any Person, the charter, articles or certificate of incorporation, formation or organization, partnership or operating agreements and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Transaction Documents.

         "Responsible Officer" means, with respect to the Company, the president, the chief executive officer, any other executive officer, or any Financial Officer of the Company, and any other officer or similar official thereof responsible for the administration of the obligations of the Company in respect of this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "Subsidiary" means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Company.

         "Subsidiary Guarantor" has the meaning set forth in Section 7(i).

         "Total Voting Power" means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

         "Transaction Documents" means this Agreement, the Note, the Credit Agreements, the Acquisition Documents, the Conversion Agreement, the Letter Agreement and all other agreements, exhibits, documents and schedules related thereto.

         "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.


         "Wholly Owned" means, with respect to any Subsidiary of any Person (the "parent"), that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such parent unless it is a Requirement of Law that any third Person who is a member of the board of directors (or any equivalent body) holds shares of such Subsidiary's outstanding Capital Stock, in which case, the percentage of shares of such Subsidiary's outstanding Capital Stock that does not have to be held as a Requirement of Law by such board member(s) is owned directly or indirectly, by such parent.

         (b) Accounting Terms; Financial Statements. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of the financial covenants set forth in
Section 8, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the basis used in preparing the most recent Financial Statements of the Company referred to in Section 5(m). In the event that any changes in GAAP after such date are required to be applied to the Company and would affect the computation of the financial covenants contained in
Section 8, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes.

SECTION 2. AUTHORIZATION OF ISSUANCE OF THE NOTE. The Company has authorized the issuance to the Purchaser of the Company's senior subordinated promissory bridge note in the original principal amount of $13,000,000, in substantially the form of Exhibit 2(a) (the "Note").

SECTION 3. PURCHASE AND SALE OF THE NOTE.

         (a) Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties of the Company contained herein, the Company shall sell to the Purchaser and the Purchaser shall purchase from the Company the Note for a purchase price of $13,000,000.

         (b) The closing of the issuance, purchase and sale of the Note (the "Closing") shall take place at Moore & Van Allen, PLLC on February 15, 2000, or at such other time and place as may be mutually agreed upon in writing by the Company and the Purchaser; provided, however, that the Closing shall take place no later than February 18, 2000. At the Closing, the Company will issue, sell and deliver to the Purchaser the Note in the amount set forth and the Purchaser will pay to the Company the purchase price therefor by wire transfer of immediately available funds pursuant to written instructions delivered to the Purchaser by the Company prior to the Closing.

SECTION 4. CONDITIONS OF CLOSING. The Purchaser's obligations to purchase and pay for the Note at the Closing are subject to the Purchaser determining, in its sole discretion, that the following conditions have been satisfied (or the Purchaser waiving in writing the conditions that it has determined have not been satisfied), on or before the Closing Date:

         (a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in Section 5 shall be true and correct at and as of the Closing Date with the same force and effect as if such representations and warranties had been made as of the Closing Date. In addition, the Company will have performed all agreements, obligations and covenants required herein to be performed by it on or prior to the Closing.

         (b) Inspection of Property and Business. The Company will have allowed, and shall have caused the Parent to allow, permitted representatives of the Purchaser to visit and inspect its properties, to examine the organizational, business and financial records of the Company, the Parent and their Subsidiaries, and make copies thereof or extracts therefrom, and to discuss the affairs, finances and accounts of the Company, the Parent and their Subsidiaries with the directors, managers, officers, shareholders, members, partners, key employees and independent accountants of the Company, the Parent and their Subsidiaries; provided, however, that the Purchaser agrees to hold all such information confidential in accordance with Section 11(k).

         (c) Consent of Third Parties, Governmental Authorities, etc. The Company shall have presented, and shall have caused the Parent to present, evidence satisfactory to the Purchaser to the effect that (i) all consents, waivers and amendments required in connection with the consummation of the transactions related to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby have been obtained (including, but not limited to, RTFC, the Ohio Public Utilities Commission and Sprint), (ii) the transactions related to the Subdebt Investment and the Acquisition shall not violate, or constitute or trigger the occurrence of an event of default with respect to, any Contractual Obligations of the Company, the Parent or any of their Subsidiaries and (iii) neither the Company, the Parent nor any of their Subsidiaries is in violation of or default under or with respect to any material Contractual Obligations.

         (d) No Adverse Change. Since December 31, 1998, no Material Adverse Change shall have occurred or be anticipated in the condition (financial or otherwise), properties, proposed business operations, management, potential competition or any other matter affecting (including, but not limited to, litigation, proceedings, bankruptcy, insolvency or other claims) the Company, the Parent or any of their Subsidiaries or their business prospects, which is or could be materially adverse.

         (e) Financial Information. The Company shall have provided, and shall have caused the Parent to provide, the Purchaser with such financial information relative to the Company's and the Parent's financial condition which may be reasonably requested by the Purchaser, which information shall include, at a minimum, the financial statements listed on Schedule 4(e) (collectively, the "Financial Statements").

         (f) Certain Agreements. The following agreements shall have been entered into by the appropriate parties, shall have been delivered to the Purchaser, shall be satisfactory in form and substance to the Purchaser and shall be in full force and effect:

                  (i) Conversion Agreement, in the form of Exhibit 4(f)(i) (the "Conversion Agreement"), between the Company, and the Purchaser; and

                  (ii) the Acquisition Documents, in the form of Exhibit 4(f)(ii) (the "Acquisition Documents"), among the Company and Alltel Investments, Inc. of the other Acquisition Documents.

         (g) Opinions of Counsel. The Purchaser shall have received (i) from Arnall Golden & Gregory, LLP, legal counsel for the Company, a favorable opinion as of the Closing Date, substantially in the form of Exhibit 4(g)(i) and
(ii) from Squire Sanders & Dempsey, special counsel for the Company, a favorable opinion as of the Closing Date as to Ohio matters.

         (h) Delivery of Closing Documents. The Purchaser shall have received the following closing documents, in form and substance satisfactory to the Purchaser, and all of which shall, except as specified below, be fully executed originals:

                  (i)      this Agreement;

                  (ii)     the Note;

                  (iii) a copy of the Credit Documents, certified by the secretary or an assistant secretary of the Company to be true, correct and complete;

                  (iv)     the Acquisition Documents;

                  (v) long form certificates of the Secretary of State of the jurisdictions of incorporation, formation or organization of the Company and each of its Subsidiaries as to the good standing of the Company and each of its Subsidiaries in such jurisdictions as of a date within five Business Days prior to the Closing Date;

                  (vi) certificates of the Secretary of State of each jurisdiction in which the Company and each of its Subsidiaries are qualified to do business as to their good standing in such jurisdictions and, where available, certificates of the relevant state taxing authorities as to the payment by such Person of all taxes in such jurisdictions;

                  (vii) certificate, dated as of the Closing Date, of the chief executive officer and chief financial officer of the Company, substantially in the form of Exhibit 4(h)(vii), stating that the conditions specified in Section 4 have been fully satisfied;

                  (viii) certificates, dated as of the Closing Date, substantially in the form of Exhibit 4(h)(viii), of the respective secretaries of the Company and each of its Subsidiaries certifying (A) that the copies of the certificate or articles of incorporation, formation or organization and bylaws or other organizational and governing documents of the Company and each of its Subsidiaries, attached thereto and as amended to date, are true, complete and correct, (B) that the copies of the resolutions of the directors, managers, partners, members and shareholders of the Company, authorizing the transactions contemplated by this Agreement and each of the Transaction Documents (including the issuance of the Note) and the escrowing of shares of Capital Stock of the Parent attached thereto are true, complete and correct, (C) as to the incumbency of each Person executing this Agreement and each of the Transaction Documents on behalf of the Company or any of its Subsidiaries, and (D) as to any other matters reasonably requested by the Purchaser.

                  (ix) copies of the consents, waivers and amendments to be obtained by the Company pursuant to the provisions of Section 4(e), the Financial Statements to be provided by the Company pursuant to the provisions of Section 4(g) and the insurance policies to be maintained by the Company pursuant to the provisions of Section 7(g);

                  (x) certificate, dated as of the Closing Date, substantially in the form of Exhibit 4(h)(x), of the chief executive officer and chief financial officer of the Company and each of its Subsidiaries as to the solvency of such Person;

                  (viii) to the extent not provided for herein, true, complete and correct copies of all Transaction Documents; and

                  (viiiii) any and all other documents, certificates, and assurances which may be reasonably requested by the Purchaser in connection with its commitments as set forth herein.

         (i) Payment of Fees and Expenses. The Company shall have paid at Closing via wire transfer of immediately available funds (i) all fees, if any, owing to the Purchaser pursuant to the term sheet dated February 14, 2000 between the Company and the Purchaser and (ii) all expenses of the Purchaser pursuant to Section 11(b), including attorneys' fees and expenses.

         (j) Litigation. There shall not exist any pending litigation or investigation affecting or relating to the Company, the Parent or any of their Subsidiaries, this Agreement and the other Transaction Documents that in the reasonable judgment of the Purchaser could materially adversely affect the Company, the Parent or any of their Subsidiaries that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

         (k) Ownership Structure. The capital and ownership structure of the Company, the Parent and their Subsidiaries (after giving effect to the Acquisition and the Transaction Documents) shall be as described in Schedule 5(b) and Schedule 5(c). The Purchaser shall be satisfied with the management structure, legal structure, voting control, tax matters, accounting practices, liquidity, total leverage and total capitalization of the Company, the Parent and their Subsidiaries as of the Closing Date.

         (l) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to the Company, the Parent or any of their Subsidiaries.

         (m) Legality of Offering. On the Closing Date, the sale and issuance of the Note shall be legally permitted by all laws and regulations to which each of the Purchaser and the Company are subject.

         (n) Financial Covenants. The covenants contained in Section 8 shall be true and correct as of Closing Date after giving effect to the Acquisition, the sale of the Note and the borrowings under the Credit Agreements.

         (o) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Purchaser and its counsel.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In order to induce the Purchaser to enter into this Agreement, the Company hereby represents and warrants to the Purchaser that, before and after giving effect to the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents, as of the date hereof:

         (a) Organization, Good Standing and Qualification. Each of the Company and the Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio. As applicable, each of the Company's Subsidiaries has all required corporate power and authority to own its property and to carry on its business as presently conducted. The Company, the Parent and each of its Subsidiaries are qualified and authorized to do business in, and are in good standing as foreign corporations in, all other jurisdictions in which such qualification or authorization is necessary for the conduct of the businesses in which the Company, the Parent and each of their Subsidiaries are now engaged, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 5(a) lists with respect to each of the Company, the Parent and their Subsidiaries (i) its jurisdiction of incorporation, formation or organization, (ii) all states in which it is qualified to do business and (iii) all licenses and permits of Governmental Authorities held by it. Neither the Company, the Parent nor any of their Subsidiaries owns or leases property or have employees in any state in which it is not qualified to do business. The licenses, permits and other rights and privileges listed on Schedule 5(a) constitute all the material licenses, permits and other rights and privileges required for each of the Company, the Parent and their Subsidiaries to carry on its business as now conducted and as proposed to be conducted.

         (b) Subsidiaries and Investments. Neither the Company, the Parent nor their Subsidiaries has any Subsidiaries, other than the Subsidiaries listed on Schedule 5(b). Except for such Subsidiaries listed on Schedule 5(b), neither the Company, the Parent nor their Subsidiaries (i) owns or controls any securities or owns other investments in any Person or (ii) is a participant in any joint venture, partnership or similar arrangement.

         (c) Authorized and Issued Capital. The authorized capitalization of the Company, the Parent and each of their Subsidiaries is set forth on
Schedule 5(c). Except as set forth on Schedule 5(c), the Company and the Parent have not issued any other shares of their Capital Stock and there are no further subscriptions, contracts or agreements for the issuance or purchase of any other or additional equity interest in the Company, the Parent or any of their Subsidiaries, either in the form of options, agreements, warrants, calls, convertible securities or other similar rights. All the outstanding shares of Capital Stock have been duly and validly authorized and issued and are fully paid and nonassessable and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws. Set forth on
Schedule 5(c) is a listing of all directors, managers, officers, partners, members and shareholders (including the number of shares of each class or percentage partnership interest, as the case may be, owned by each such Person) of the Company, the Parent and each of their Subsidiaries and of the holders of all outstanding options, agreements, warrants, calls, convertible securities and other rights relating to the issuance of equity securities of, or interests in, the Company, the Parent and each of their Subsidiaries. Except as set forth on
Schedule 5(c), neither the Company, the Parent nor any of their Subsidiaries is a party to any "phantom stock", employee stock option plan, other equity-based incentive plan or similar agreement. Except as set forth on Schedule 5(c), (i) there are no preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Company, the Parent or any of their Subsidiaries pursuant to any Requirement of Law or Contractual Obligation applicable to the Company, the Parent or any of their Subsidiaries and (ii) no registration rights under the Securities Act have been granted by the Company, the Parent or any of their Subsidiaries with respect to its equity securities or interests.

         (d) Authorization. The execution and delivery by the Company of this Agreement and each Transaction Document to which it is a party, the performance by the Company and its Subsidiaries of their obligations hereunder and thereunder, and the issuance to the Purchaser of the Note, as herein provided, have been duly authorized by all necessary corporate action of the Company and its Subsidiaries and the board of directors and shareholders, as appropriate, so that when issued and delivered (i) the Note will constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar law of general applicability relating to or affecting the enforcement of creditors' rights generally or by general equitable principles; (ii) this Agreement and each of the Transaction Documents to which it is a party will constitute the legal, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar law of general applicability relating to or affecting the enforcement of creditors' rights generally or by general equitable principles; and (iv) neither the execution and delivery of this Agreement and each of the Transaction Documents to which they are a party, and the performance by the Company, the Parent and their Subsidiaries of their obligations hereunder and thereunder, nor the issuance of the Note, will be in contravention of any Requirement of Law applicable to the Company, the Parent or any of their Subsidiaries or any Contractual Obligation to which the Company or any of its Subsidiaries may be subject.

         (e) Litigation. Except as set forth on Schedule 5(e), there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, the Parent or any of their Subsidiaries, or any of their respective officers, directors, managers, partners, members or shareholders, which involves the possibility of any judgment or liability which might have a Material Adverse Effect on the right of the Company, the Parent or any of their Subsidiaries to conduct their respective businesses as now conducted or as proposed to be conducted.

         (f) Tax Matters. Each of the Company, the Parent and their Subsidiaries has timely filed all federal, state and local tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon its properties that are shown thereon as due and payable, other than those that are being consented in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Company, the Parent and their Subsidiaries for the periods covered thereby. As of the Closing Date and except as set forth on
Schedule 5(f), there is no ongoing audit or examination or, to the knowledge of the Company, other investigation by any Governmental Authority of the tax liability of the Company, the Parent or any such Subsidiaries, and there is no unresolved claim by any Governmental Authority concerning the tax liability of the Company, the Parent or any such Subsidiaries for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP. As of the Closing Date, the Company, the Parent or their Subsidiaries have not waived or extended or has not been requested to waive or extend the statute of limitations relating to the payment of any taxes.

         (g) Organizational and Governing Documents. The certificates or articles of incorporation, formation or organization, partnership or operating agreements and bylaws of the Company, the Parent and each of their Subsidiaries furnished to the Purchaser pursuant to Section 4(h) are in full force and effect, without further changes, amendments or modification.

         (h)      Government Approvals; Consents. Except as set forth on
Schedule 5(h), the Company and the Parent are not required to obtain any order, consent, approval or authorization of, or make any declaration or filing with, any Governmental Authority or other Person in connection with (i) the negotiation, execution, delivery and performance of this Agreement or any of the other Transaction Documents, (ii) the offer, issuance, sale and delivery to the Purchaser of the Note, or (iii) the consummation of any other transaction contemplated by this Agreement or any of the Transaction Documents.

         (i) Representations and Warranties in Other Agreements. The representations and warranties made by the Company, the Parent and their Subsidiaries, in the Credit Agreements, the Acquisition Documents, the Transaction Documents, and in any other agreements, instruments or certificates delivered pursuant hereto or thereto, are true and correct in all material respects (except where any such representation and warranty is stated as being true only as of a specific date, in which case such representation and warranty was true and correct in all material respects on such date).

         (j) Disclosure. Neither this Agreement, any of the other Transaction Documents, nor any other written statement or materials furnished by or on behalf of the Company, the Parent or their Subsidiaries to the Purchaser in connection with this Agreement and the transactions contemplated hereby, contains any untrue statement of any material fact, or omits to state any material fact that is necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, complete and not misleading. There exists no undisclosed fact or circumstance which, to the knowledge of Company, the Parent or any of their Subsidiaries, would reasonably be likely to result in a Material Adverse Effect.

         (k) Compliance with Securities Laws. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 6 hereof, the offer and sale of the Note and the Capital Stock acquired pursuant to the Acquisition Documents, are not required to be registered pursuant to the provisions of Section 5 of the Securities Act or any state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Note, and the Capital Stock to be acquired pursuant to the Acquisition Documents, to any Person so as to bring the sale of Note, and the Capital Stock to be acquired pursuant to the Acquisition Documents, by the Company within the registration provisions of the Securities Act or any state securities laws. All prior offerings and sales of securities of the Company, the Parent and their Subsidiaries were in compliance with all applicable federal and state securities laws.

         (l) No Brokers. The Company has not dealt with any broker, finder, commission agent or other similar Person in connection with the offer and sale of the Note by the Company to the Purchaser or the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker's fee, finder's fee or commission in connection with such transactions.

         (m)      Financial Statements.

                  (i) The audited Financial Statements, complete and correct copies of which have previously been furnished to the Purchaser by the Company, present fairly and accurately the financial condition, results of operations and changes in financial position of the Company and it Subsidiaries in accordance with GAAP, consistently applied, as of the dates and for the periods set forth therein. The unaudited Financial Statements, complete and correct copies of which have previously been furnished to the Purchaser by the Company, present fairly and accurately the financial condition and results of operations of the Company and its

         Subsidiaries as of the dates and for the periods set forth therein, subject to the lack of footnote disclosure and changes resulting from normal year-end adjustments, none of which, alone or in the aggregate, would have a Material Adverse Effect. Since December 31, 1998 there has been no Material Adverse Change.

                  (ii) As an inducement to the Purchaser to enter into this Agreement and the other Transaction Documents, the Company has caused to be provided to the Purchaser the projections listed on Schedule 4(e) (the "Projections") prepared by the Company. The Company represents and warrants that, after a good faith review of information currently available: (A) the assumptions underlying the Projections are reasonable; (B) the Projections are based upon good faith and diligent estimates of the anticipated operating results and consummation of the Subdebt Investment; and (C) no event has occurred and no circumstance has arisen since the date of the Projections which would render the Projections or the assumptions underlying the Projections misleading or no longer reasonable.

         (n) Absence of Undisclosed Liabilities. Neither the Company, the Parent nor any of their Subsidiaries has any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted), other than (i) liabilities set forth on the Latest Balance Sheet (including any notes thereto), (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business and which do not individually or in the aggregate have a Material Adverse Effect and (iii) obligations expressly disclosed in the other schedules and exhibits attached to this Agreement.

         (o) Title To Properties and Assets. Each of the Company, the Parent and each of their Subsidiaries has good and marketable title in fee simple (or its equivalent under applicable law) to all real property owned by it. Each of the Company, the Parent and each of their Subsidiaries has good and valid title to, or a valid leasehold interest in, all other properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, other than for (i) properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet, (ii) Liens disclosed on the Latest Balance Sheet (including the notes thereto) or (iii) Permitted Liens. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company, the Parent or any of their Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Neither the Company, the Parent nor any Subsidiary is in violation of any material zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties. The Affiliates of the Company do not own or lease any properties or assets that are used by the Company, the Parent or any of their Subsidiaries except as set forth on Schedule 5(s).

         (p) Contracts and Commitments. Schedule 5(p) lists, as of the Closing Date, each "material contract" (within the meaning of Item 601(b)(10) of the Regulation S-K under the Exchange Act) to which either the Company, the Parent or any of their Subsidiaries is a party, by which it or their respective properties is bound or to which it is subject (collectively, the "Material Contracts"), and also indicates the parties thereto. As of the Closing Date, (i) to the knowledge of the

Company, each Material Contract is in full force and effect and is enforceable by the Company, the Parent or their Subsidiary that is a party thereto in accordance with its terms and (ii) neither the Company, the Parent nor any of their Subsidiaries (nor, to the knowledge of the Company, any other party thereto) is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

         (q) Employees. Set forth on Schedule 5(q) is a complete list of all employment agreements between the Company, the Parent or any of their Subsidiaries and any employee of the Company, the Parent or any of their Subsidiaries, respectively. Except as set forth on Schedule 5(q), the Company is not aware that any executive or key employee of the Company, the Parent or any of their Subsidiaries or any group of employees of the Company, the Parent or any of their Subsidiaries has any plans to terminate employment with the Company, the Parent or any of their Subsidiaries. With respect to employees who are terminating their employment, Schedule 5(q) provides a true and correct summary of all severance benefits being provided by the Company, the Parent or any of their Subsidiaries to such employees. Neither the Company, the Parent nor any of their Subsidiaries nor, to the Company's best knowledge, any of its or their employees, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting, collective bargaining or similar agreement relating to, affecting or in conflict with, the present or proposed business activities of the Company, the Parent or any of their Subsidiaries or any such Person's right to participate in the affairs of the Company, the Parent or any of their Subsidiaries.

         (r) Compliance with Laws. Neither the Company, the Parent nor any of their Subsidiaries has violated any Requirement of Law, which violation would reasonably be expected to have a Material Adverse Effect, and neither the Company, the Parent nor any of their Subsidiaries has received notice of any such violation.

         (s) Transactions with Affiliates. Except as set forth on Schedule 5(s), there are no Contractual Obligations of the Company, the Parent or any of their Subsidiaries to any of the officers, directors, managers, shareholders, members, employees, Affiliates or their respective Affiliates, or Related Parties, of the Company, the Parent or any of their Subsidiaries other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, the Parent or their Subsidiaries,
(iii) for standard employee benefits made generally available to all employees of the Company (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company) and (iv) pursuant to any of the Transaction Documents. None of the officers, directors, managers, shareholders, members, employees, Affiliates, or their respective Affiliates or Related Parties, of the Company, the Parent or any of their Subsidiaries has incurred Indebtedness to the Company or has any direct or indirect ownership interest in any Person with which the Company is affiliated or, to the Company's best knowledge, with which the Company, the Parent or any of their Subsidiaries has a business relationship except that such Person may own stock in publicly traded companies. Other than as set forth on Schedule 5(s), no officer, director, manager, shareholder, member, employee, Affiliate, or any of their respective Affiliates or Related Parties, of the Company, the Parent or any of their Subsidiaries, is, directly or indirectly, interested in any material Contractual Obligation with the Company. Except as may be expressly disclosed in notes to the Financial Statements, the Company is not a guarantor or indemnitor of any Indebtedness of any other Person.

         (t) Hazardous and Toxic Materials. There has been no complaint, order, citation or notice with regard to air emissions, Hazardous Discharges (as defined below) or other environmental, health or safety matters affecting any of the premises owned or leased by the Company or any of its Subsidiaries or the businesses therein conducted. There has been no spill, discharge, release or cleanup of any Hazardous Material with respect to such premises (except spills, discharges or releases in the ordinary course of business and permitted by applicable Environmental Law (as defined below)) ("Hazardous Discharge"), and, accordingly, such properties are clean of all such Hazardous Materials. To the extent the premises owned or leased by the Company, the Parent or any of their Subsidiaries are used for the handling, storage, transportation or disposal of Hazardous Materials, such use is in accordance with applicable Environmental Law and the Company, the Parent and their Subsidiaries has obtained all necessary permits, licenses and approvals in connection with applicable Environmental Law. Except as set forth on Schedule 5(t), no underground or above-ground storage tanks or surface impoundments are located on any of the premises owned or leased by the Company, the Parent or any of their Subsidiaries. As used herein "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(B) any chemicals, materials or substances (including, without limitation, human blood and blood products, pathological wastes, sharps, body parts, contaminated bedding, surgical wastes and other disposable medical equipment and material that may pose a risk to the public health, welfare or the marine environment) defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "medical wastes", "biological wastes", "laboratory wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law; and (C) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any Governmental Authority. "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.; the Marine Protection, Research and Sanctuaries Act of 1972, as amended, 33 U.S.C. ss. 1401 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 201 & 300f et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; and their counterparts under applicable state and local laws. "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including without limitation
(x) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, fines or penalties pursuant to any applicable Environmental Law, and
(y) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         (u) Solvency. After giving effect to the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents,
(i) the fair value of the Company's assets exceeds the book value of the Company's liabilities, (ii) the Company is generally able to pay its debts as they become due and payable and (iii) the Company does not have unreasonably small capital to carry on its business as it is currently conducted.

         (v) Certain Federal Regulations. Neither the Company, the Parent nor any Person controlling, controlled by or under common control with the Company or the Parent is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company and the Parent are not an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined under the Investment Company Act of 1940, as amended. The Company is not engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of the Note will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations G, T, U or X of such Board of Governors.

         (w) Acquisition and Credit Documents. The Acquisition Documents and Credit Documents delivered to the Purchaser pursuant to Section 4(h) comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and all transactions related thereto, and there are no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof.

         (x) Use of Proceeds. The proceeds from the issuance of the Note will be used for the purposes set forth on Schedule 5(x) and, in furtherance of such purposes, shall be disbursed to the Persons (including, without limitation, Subsidiaries of the Company) listed on such Schedule 5(x) in the amounts set forth opposite their respective names.

         (y) Employee Benefit Plans. Except as set forth in Schedule 5(y), the Company and the Parent do not maintain or contribute to any employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement. Each of the Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No ERISA Event has occurred as to which the Company or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan. The Company and its ERISA Affiliates are not required to make, or accrue an obligation to make, contributions to any Multiemployer Plan and, during the past five years, neither the Company nor any ERISA Affiliate has made, has been required to make, or accrued an obligation to make, any contribution to any Multiemployer Plan. There are no unfunded obligations of the Company or the Parent under any retirement, pension, profit-sharing, deferred compensation plan or similar program.

         (z)      Intellectual Property.

                  (i) Schedule 5(z) sets forth a complete and correct list of all Intellectual Property that is owned by the Company, the Parent and their Subsidiaries (the "Owned Intellectual Property"). To the knowledge of the Company, the Owned Intellectual Property constitutes all Intellectual Property used by, and necessary for the conduct of the business of, the Company, the Parent and their Subsidiaries. The Owned Intellectual Property does not infringe the rights of any other Person in respect of any Intellectual Property, and none of the Owned Intellectual Property is being infringed in any material respect by any other Person. To the knowledge of the Company, neither the Company nor the Parent nor any of the Company's nor the Parent's employees or consultants nor any of the Subsidiaries or any of their employees or consultants has any agreements or arrangements with former employers of such employees or consultants relating to any Intellectual Property of such employers, which interfere or conflict with the performance of such employee's or consultant's duties for the Company, the Parent or such Subsidiary or results in any former employers of such employees and consultants having any rights in, or claims on, the Owned Intellectual Property. To the knowledge of the Company, the activities of the Company's or the Parent's employees and consultants and the employees and consultants of each Subsidiary on behalf of the Company, the Parent or such Subsidiary do not violate any agreements or arrangements which any such employees have with former employers. Each current and former employee of the Company, the Parent and their Subsidiaries, and each of the Company's, the Parent's and their Subsidiaries' consultants has executed an agreement regarding confidentiality and proprietary information and, to the knowledge of the Company, none of such employees and consultants are in violation of such agreements. Schedule 5(z) lists all Owned Intellectual Property which has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign, and identifies the office with which such filing was made. Each Owned Intellectual Property registration and filing listed in Schedule 5(z) is in full force and effect.

                  (ii) Schedule 5(z) sets forth a complete and correct list of all material Contractual Obligations (A) pursuant to which the use by any Person of Intellectual Property is licensed or permitted by the Company, the Parent or any of their Subsidiaries and (B) pursuant to which the use by the Company, the Parent or any of their Subsidiaries of Intellectual Property is licensed or permitted by any other Person (collectively, the "Intellectual Property Licenses"). All Intellectual Property Licenses (A) are in full force and effect in accordance with their terms, and (B) are free and clear of any Liens (other than Permitted Liens). Neither the Company, the Parent nor any of their Subsidiaries nor, to the Company's best knowledge, any of the other Parties thereto is in default under any of the Intellectual Property Licenses, and no such default is currently threatened. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the best knowledge of the Company, threatened, that challenges the rights of the Company, the Parent or any of their Subsidiaries in respect of any Intellectual Property, Owned Intellectual Property or any of the Intellectual Property Licenses. None of the Owned Intellectual Property or any Intellectual Property Licenses are subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority. The Company has taken commercially reasonable steps to maintain and protect its trade secrets. To the Company's knowledge, any Person licensing Intellectual Property from the Company has taken all commercially reasonable steps to maintain and protect the Intellectual Property which is subject to such license.

         (aa)     Absence of Certain Changes or Events. Except as set forth in
Schedule 5(aa), since the date of the Latest Balance Sheet, the Company, the Parent and each of their Subsidiaries has conducted its business only in the ordinary course consistent with its past practices, and neither the Company, the Parent nor any of their Subsidiaries has (i) incurred, or agreed to incur, Indebtedness, (ii) experienced any damage, destruction or loss that, to the extent not covered by insurance, has had or reasonably would be expected to have a Material Adverse Effect, (iii) declared, set aside or paid any dividend or other distribution (whether in cash, equity securities, interests or property) in respect of its equity securities, (iv) entered into any material Contractual Obligation involving any director, officer, manager, shareholder, member, employee, Affiliate or their respective Affiliates or Related Parties of the Company, the Parent or any of their Subsidiaries, (v) granted or committed to grant to any director, officer, manager, member, employee or Affiliate of the Company, the Parent or any of their Subsidiaries any material increase in compensation or benefits, (vi) granted or committed to grant to any director, officer, manager, employee or Affiliate of the Company, the Parent or any of their Subsidiaries any increase in or right to severance or termination pay or any other compensation or benefits payable upon a change in control of any such entity or (vii) taken any action that, if taken after the Closing Date hereof, reasonably would be expected to constitute a breach of any of the covenants set forth in Section 7.

         (bb) Insurance. Schedule 5(bb) sets forth a true and complete summary of all insurance policies or arrangements carried or maintained by the Company as of the Closing Date, indicating in each case the insurer, policy number, expiration, amount and type of coverage and deductibles. The assets, properties and business of the Company, the Parent and their Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.


SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Company as follows:

         (a) It is an "accredited investor" as that term is defined in Rule 501 of the Securities Act, and that, in making the purchases contemplated herein, it is specifically understood and agreed that the Purchaser is acquiring the Note for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act; provided, however, that the disposition of the Purchaser's property shall at all times be and remain within its control.

         (b) It understands that the Note will not be registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that it must hold the Note indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration.

         (c) It understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Purchaser) promulgated by the Commission under the Securities Act depends on the satisfaction of various conditions, including the requirement that the Company has been subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act for at least 90 days, and that, if applicable, Rule 144 affords the basis for sales only in limited amounts and that the Company does not now qualify under Rule 144 and may not ever qualify.

         (d) It has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

         (e) It has been furnished with or has had access to the information it has requested from the Company and the Parent and has had an opportunity to discuss with the management of the Company and the Parent the business and financial affairs of the Company, the Parent and their Subsidiaries, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities or privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Company hereunder or the right of the Purchaser to rely thereon and to seek indemnification hereunder.

         (f) The execution and delivery of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action of the Purchaser, do not conflict with or result in a breach of any of the Purchaser's governing documents or any Contractual Obligation or any Requirement of Law and constitute legal, valid and binding agreements of the Purchaser enforceable against it in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights generally or by general equitable principles.

SECTION 7. COVENANTS. The Company covenants and agrees, that until the payment in full of all principal and interest under the Note together with all Obligations and all amounts then due and owing under the other Transaction
Documents:

         (a) Payment of Notes. The Company will duly and punctually pay the principal of, and interest and any premium on, any Note when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration or otherwise pursuant to the terms of the Note), subject to applicable grace periods.

         (b)      Financial Statements. The Company will deliver to the
Purchaser:

                  (i) As soon as available and in any event within 60 days after the end of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2000, unaudited consolidated balance sheets of the Parent, the Company and their Subsidiaries, as of the end of such fiscal month and unaudited consolidated statements of income, cash flows and stockholders' equity for the Company and such Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated (or consolidating) figures as of the end of and for the corresponding period in the preceding fiscal year together with comparative budgeted figures for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter;

                  (ii) As soon as available and in any event within 120 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 1999, (A) an audited consolidated balance sheet of the Parent, the Company and their Subsidiaries as of the end of such fiscal year and audited consolidated statements of income, cash flows and stockholders' equity for the Company and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding fiscal year together with comparative budgeted figures for the fiscal year then ended, all in reasonable detail and certified by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Purchaser, together with (1) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (2) a report by such accountants to the effect that, based on and in connection with their examination of the financial statements of the Company and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit; provided, however, that such accountants shall not be liable by reason of the failure to obtain knowledge of any Default or Event of Default that would not be disclosed or revealed in the course of their audit examination, and (B) an unaudited consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and unaudited consolidating statements of income, cash flows and stockholders' equity for the Company and its Subsidiaries for the fiscal year then ended, all in reasonable detail; and

                  (iii) Concurrently with each delivery of the financial statements described in paragraphs (i) and (ii) of this Section 7(b), a report in form and analysis similar to the reports attached as Exhibit 7(b)(iii), or in such other form as may be acceptable to the Purchaser, regarding such topics as such company's financial condition and results of operations, such company's business and corresponding industry and such company's management.

         (c) Other Business and Financial Information. The Company will deliver to the Purchaser:

                  (i) Concurrently with each delivery of the financial statements described in Section 7(b)(ii), and in any event not later than 120 days after the last day of each fiscal year, beginning with the fiscal year ending December 31, 1999, a certificate executed by a Financial Officer of the Company in form and substance satisfactory to the Purchaser;

                  (ii) As soon as available and in any event within 30 days prior to the end of each fiscal year, beginning with the fiscal year ending December 31, 2000, a consolidating operating budget for the Parent, the Company and their Subsidiaries for the succeeding fiscal year (prepared on a monthly basis), consisting of a consolidating balance sheet and consolidating statements of income and cash flows, together with a certificate of a Financial Officer of the Company to the effect that such budgets have been prepared in good faith and are reasonable estimates of the financial position and results of operations of the Parent, the Company and their Subsidiaries for the period covered thereby; and as soon as available from time to time thereafter, any modifications or revisions to or restatements of such budgets;

                  (iii) Promptly upon receipt thereof, copies of any "management letter" submitted to the Company, the Parent or any of their Subsidiaries by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from the Company, the Parent or any such Subsidiary in respect thereof;

                  (iv) Promptly upon the sending, filing or receipt thereof, copies of (A) all financial statements, reports, notices and proxy statements that the Company, the Parent or any of their Subsidiaries shall send or make available generally to its shareholders, (B) all regular, periodic and special reports, registration statements and prospectuses that the Company, the Parent or any of their Subsidiaries shall render to or file with the Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and
         (C) all press releases and other statements made available generally by the Company, the Parent or any of their Subsidiaries to the public concerning material developments in the business of the Company, the Parent or any of their Subsidiaries;

                  (v) Promptly upon (and in any event within five Business Days after) any Responsible Officer of the Company obtaining knowledge thereof, written notice of any of the following:

                           (A) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Company specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Company has taken and proposes to take with respect thereto;

                           (B) the institution or receipt of notice of a threatened institution of any action, suit, investigation or proceeding against or affecting the Company, the Parent or any of their Subsidiaries including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 5(e) or this subsection;

                           (C) the receipt by the Company, the Parent or any of their Subsidiaries from any Governmental Authority of
                  (1) any notice asserting any failure by the Company, the Parent or any of their Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against the Company, the Parent or any of their Subsidiary or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (2) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Company, the Parent or any of their Subsidiaries, where such action would be reasonably likely to have a Material Adverse Effect;

                           (D) the occurrence of any ERISA Event, together with (1) a written statement of a Responsible Officer of the Company specifying the details of such ERISA Event and the action that the Company has taken and proposes to take with respect thereto, (2) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and
                  (3) a copy of any notice delivered by the PBGC to the Company or such ERISA Affiliate with respect to such ERISA Event;

                           (E) the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract or other material contract or agreement to which the Company, the Parent or any of their Subsidiaries is a party, the termination or cancellation of which would be reasonably likely to have a Material Adverse Effect;

                           (F) the occurrence of any of the following: (1) the assertion of any Environmental Claim against or affecting the Company, the Parent any of their Subsidiaries or any of their respective real property, leased or owned, or the Company's or the Parent's discovery of a basis for such an Environmental Claim; (2) the receipt by the Company, the Parent or any of their Subsidiaries of notice of any alleged violation of or noncompliance with any Environmental Laws, or any release of Hazardous Materials; or (3) the taking of any remedial action or investigation by the Company, the Parent, any of their Subsidiaries or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Materials on, to, upon or from any real property leased or owned by the Company, the Parent or any of their Subsidiaries; but in each case under clauses
                  (1), (2) and (3) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect; and

                           (G) any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Company setting forth the nature and period of existence thereof and the action that the Company has taken and proposes to take with respect thereto;

                  (vi) Promptly after (and in any event within 30 days thereafter) each fiscal month a Lease Payment Report with respect to all payments made under leases for real property due and payable during such month; and

                  (vii) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of the Company, the Parent or any of their Subsidiaries (including any Plan and any information required to be filed under ERISA) as the Purchaser may from time to time reasonably request.

         (d) Corporate Existence; Franchises; Maintenance of Properties. The Company will, and shall cause the Parent and each of their Subsidiaries to,
(i) maintain and preserve in full force and effect its corporate existence, except as expressly otherwise permitted otherwise by Section 9(a), (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and
(iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

         (e) Compliance with Laws. The Company will, and shall cause the Parent and each of their Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

         (f) Payment of Obligations. The Company will, and shall cause the Parent and each of their Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of the Company, the Parent or any of their Subsidiaries; provided, however, that neither the Company, the Parent nor any of their Subsidiaries shall be required to pay any such unsecured tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Company, the Parent or any of their Subsidiaries is maintaining adequate reserves with respect thereto in accordance with GAAP.

         (g) Insurance. The Company will, and shall cause the Parent and each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

         (h) Maintenance of Books and Records; Inspection. The Company will, and shall cause the Parent and each of their Subsidiaries (to the extent the Company and the Parent have any Subsidiaries after the Closing Date) to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Purchaser to inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Company, the independent public accountants of the Company, the Parent and of their Subsidiaries (and by this provision the Company and the Parent authorize such accountants to discuss the finances and affairs of the Company, the Parent and of their Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

         (i) Creation or Acquisition of Subsidiaries. Subject to the provisions of Section 9(e), the Company may from time to time create or acquire new Subsidiaries or new Wholly Owned and the Wholly Owned Subsidiaries of the Company may create or acquire new Wholly Owned Subsidiaries, provided that concurrently with (and in any event within 15 Business Days thereafter) the creation or direct or indirect acquisition by the Company thereof, each such new Subsidiary (a "Subsidiary Guarantor") will execute and deliver to the Purchaser a guaranty ("Guaranty"), or a joinder thereto, substantially in the form of
Exhibit 7(i) pursuant to which new Subsidiary shall become a party thereto and shall guarantee the payment in full of the Note.

         (j)      Reserved.

         (k) Further Assurances. The Company and the Parent will, and will cause each of their Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Purchaser to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Purchaser under this Agreement and the other Transaction Documents.

         (l) Use of Proceeds. The Company will use the proceeds of the sale of the Note solely for the purposes set forth on Schedule 5(x).

         (m) Compliance with Agreements. The Company will and shall cause the Parent to, perform and observe, and will cause each of their Subsidiaries to perform and observe, all of their material obligations to the Purchaser, and the holders of the Notes set forth in this Agreement, the Notes, and the other Transaction Documents to which it is a party and the certificate or articles of incorporation, formation or organization and bylaws or other organizational and governing documents of the Company, the Parent or any of their Subsidiaries.

         (n)      Indemnification.

                  (i) The Company, without limitation as to time, will defend and indemnify the Purchaser and its officers, directors, managers, employees, attorneys and agents (each, an "Indemnified Party") against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and actual attorneys' fees and expenses reasonably incurred) (collectively, the "Losses") incurred by any Indemnified Party as a result of, or arising out of, or relating to (A) any misrepresentation or breach of any representation or warranty made by the Company herein, (B) any breach of any covenant, agreement or obligation of the Company, the Parent or any of their Subsidiaries contained in any of the Transaction Documents or (C) any investigation or proceeding against the Company or any Indemnified Party and arising out of or in connection with this Agreement or any of the Transaction Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Transaction Document or such other documents and the transactions contemplated hereby or thereby, other than any Losses resulting from action on the part of such Indemnified Party which is finally determined in such proceeding to be primarily and directly a result of such party's gross negligence or willful misconduct. The Company agrees to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom. The Purchaser agrees to reimburse the Company for any payments made by the Company to the Purchaser pursuant to this paragraph for Losses which are finally determined in such proceeding to primarily and directly result from the gross negligence or willful misconduct of the Purchaser. The obligations of the Company under this paragraph will survive any transfer of the Note, or the Capital Stock issued pursuant to the Acquisition Documents by the Purchaser and the termination of this Agreement. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Company will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party's Losses in such proportions as appropriately reflect the relative benefits received by and fault of the Company and such Indemnified Party in connection with the matters as to which such Losses relate and other equitable considerations.

                  (ii) If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder except to the extent the Company is prejudiced thereby. The Company shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses. The Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (A) the Company has failed to assume the defense and employ counsel as provided herein, (B) the Company has agreed in writing to pay such fees and expenses of separate counsel or (C) an action, proceeding, or investigation has been commenced against both the Indemnified Party and/or the Company and representation of both the Company and the Indemnified Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties. In the case of any circumstance described in clauses (A), (B) or (C) of the immediately preceding sentence, the Company shall be responsible for the reasonable fees and expenses of such separate counsel actually incurred; provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and, if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for all Indemnified Parties. The Company shall be liable only for settlement of any claim against an Indemnified Party made with the Company's written consent.

         (o) ERISA. The Company shall, and shall cause each of the Parent and their respective Subsidiaries to comply in all material respects with the applicable provisions of ERISA and neither the Company, the Parent nor any of their ERISA Affiliates will make, or will accrue an obligation to make, any contribution to any Multiemployer Plan.

         (p) Brokerage. The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any claim against the Company, or arising as a result of actions taken by the Company or any of its officers, directors, employees or agents, for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement.

         (q) Amendment of Covenants. If the Company amends or adopts any term or provision under the Credit Documents that as a result of such amendment or adoption imposes more restrictive terms or provisions on the Company than the terms and provisions in effect as set forth in the credit agreement, dated as of August 29, 1997 between RTFC and the Company, then the Company shall amend or adopt, in a correspondingly more restrictive manner, any term or provision set forth under Sections 7, 8 or 9 hereunder to track such amendments.

SECTION 8. FINANCIAL COVENANTS. The Company covenants and agrees that, until the payment in full of all principal and interest under the Note together with all Obligations and all amounts then due and owing under the other Transaction
Documents:

         (a) Covered POPs: The Company shall build-out its PCS network so as to achieve the total number of population equivalents ("POPs") covered by Company's Federal Communication Commission licensed or partitioned area equal to or greater than as follows:

                  December 31, 2000                2,615,000


         (b) Wireless Subscribers: The Company shall have total wireless subscribers equal to or greater than the numbers established as follows:

                  December 31, 2000                  35,100


SECTION 9. NEGATIVE COVENANTS. The Company covenants and agrees that, until the payment in full of all principal and interest under the Note together with all Obligations and all amounts due and owing under the other Transaction Documents:

         (a) Merger; Consolidation. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

                  (i) the Company may merge or consolidate with another Person so long as (x) the Company is the surviving entity, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto, such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of Sections 7(h) and (i) shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist; and

                  (ii) any such Subsidiary may merge or consolidate with another Person or a Subsidiary may be liquidated into the Company so long as (x) the surviving entity is the Company or a Subsidiary Guarantor, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto, such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of

         Sections 7(h) and (i) shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist.

         (b) Indebtedness. The Company will not, and shall cause the Parent to not, permit or cause any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

                  (i) Indebtedness incurred under the Credit Documents up to an aggregate principal amount of up to $70,000,000; provided that
         (x) such Indebtedness is incurred in accordance with Section 8, Section 9(n) and Section 9(o) and (y) immediately after giving effect thereto, no Default or Event of Default would exist and; provided, further, that Indebtedness existing on the Closing Date arising under the Credit Documents shall be permitted hereunder(collectively, "Permitted Senior Debt");

                  (ii)     Indebtedness existing under the Note;

                  (iii) accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings;

                  (iv) loans and advances by the Company, the Parent or any Subsidiary Guarantor to any other Subsidiary Guarantor or by any Subsidiary Guarantor to the Company or the Parent, provided that any such loan or advance is subordinated in right and time of payment to the Subdebt Obligations and is evidenced by an Intercompany Note or some other promissory note, in form and substance satisfactory to the Purchaser;

                  (v) Indebtedness existing on the Closing Date and described in Schedule 9(b); and

                  (vi) other unsecured Indebtedness not exceeding $250,000 in aggregate principal amount outstanding at any time.

         (c) Liens. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, "Permitted Liens"):

                  (i)      Liens created under the Credit Documents;

                  (ii) Liens in existence on the Closing Date and set forth on Schedule 9(c);

                  (iii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required) or for which bonds have been obtained;

                  (iv) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business; and

                  (v) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required).

         (d) Disposition of Assets. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any such Subsidiary), or enter into any arrangement with any Person providing for the lease by the Company, the Parent or any such Subsidiary as lessee of any asset that has been sold or transferred by the Company, the Parent or such Subsidiary to such Person, or agree to do any of the foregoing, except for:

                  (i) sales of inventory in the ordinary course of business;

                  (ii) the sale or exchange of used or obsolete equipment to the extent (A) the proceeds of such sale are applied towards, or such equipment is exchanged for, replacement equipment or (B) such equipment is no longer necessary for the operations of the Company, the Parent or their applicable Subsidiary in the ordinary course of business; and

                  (iii) the sale, lease or other disposition of assets by a Subsidiary of the Company to the Company, the Parent to the Parent or to a Subsidiary Guarantor if, immediately after giving effect thereto, no Default or Event of Default would exist.

         (e) Investments. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, "Investments"), or make a commitment or otherwise agree to do any of the foregoing, other than:

                  (i)      Cash Equivalents;

                  (ii) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment in the ordinary course of business,

                  (iii) Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business, extensions of trade credit in the ordinary course of business, and prepaid expenses incurred in the ordinary course of business;

                  (iv) without duplication, Investments consisting of intercompany Indebtedness permitted under clause (iv) of Section 9(b);

                  (v) Investments existing on the Closing Date and described in Schedule 9(e);

                  (vi) Investments consisting of the making of capital contributions or the purchase of Capital Stock (a) by the Company, the Parent or any Subsidiary in any other Wholly Owned Subsidiary that is (or immediately after giving effect to such Permitted Investment will be) a Subsidiary Guarantor, provided that the Company complies or cause the Parent to comply with the provisions of Section 7(i), (b) by any Subsidiary in the Company or the Parent and (c) by the Company in Bright Personal Communications Services, LLC; and

                  (vii) Investments made by the Parent in the Company or any Subsidiary.

         (f) Restricted Payments. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing, except that:

                           (A) the Company may declare and make dividend payments or other distributions payable solely in its common stock;

                           (B) each Wholly Owned Subsidiary of the Company or of the Parent may declare and make dividend payments or other distributions to the Company or to the Parent or another Wholly Owned Subsidiary of the Company, to the extent not prohibited under applicable Requirements of Law; and

                           (C) the Parent shall have the right to make dividend payments or other distributions to its shareholders in an aggregate amount of up to $3,000,000 in any fiscal year.

         (g) Transactions with Affiliates. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Company, the Parent or any Subsidiary, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person other than an Affiliate of the Company, the Parent or such Subsidiary; provided, however, that nothing contained in this Section shall prohibit:

                  (i) transactions described on Schedule 5(s) or otherwise expressly permitted under this Agreement; and

                  (ii) the payment by the Company of reasonable and customary fees to members of its Board of Directors.

         (h) Lines of Business. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries to, engage in any business other than the businesses engaged by it on the Closing Date or businesses and activities reasonably related thereto.

         (i) Certain Amendments. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries, to amend, modify or change (A) any provision of its articles or certificate of incorporation or bylaws or code of regulations other than in a manner that could not reasonably be expected to adversely affect the Purchaser in its capacity as holders of the Note.

         (j) Limitation on Certain Restrictions. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Company, the Parent and any of their Subsidiaries to perform and comply with their respective obligations under the Transaction Documents or (ii) the ability of any such Subsidiary to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Company, the Parent or any such other Subsidiary, to make loans or advances to the Company, the Parent or any such other Subsidiary, or to transfer any of its assets or properties to the Company, the Parent or any such other Subsidiary, (excluding
(i) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), and (ii) operating leases of real or personal property entered into by the Company, the Parent or any such Subsidiaries as lessee in the ordinary course of business), in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents, the Transaction Documents or applicable Requirements of Law.

         (k) No Other Negative Pledges. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries to, directly or indirectly, enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than as set forth in (i) this Agreement and the Credit Documents, (ii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), and (iii) operating leases of real or personal property entered into by the Company, the Parent or any of their Subsidiaries as lessee in the ordinary course of business.

         (l) Fiscal Year. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.

         (m) Accounting Changes. The Company will not, and shall cause the Parent to, not permit or cause any of their respective Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.

         (n) Modifications of Credit Agreements. The Company shall not amend, refinance, replace or otherwise modify either of the Credit Agreements or any of the Credit Documents (i) to increase by more than 110% the sum of the outstanding term loans and revolving loan commitments under the Credit Agreements at the time of such amendment or modification, (ii) to amend any (A) financial covenant, (B) affirmative covenant or (C) negative covenant in any manner that would reasonably be likely to adversely affect the Purchaser than as set forth in the credit agreement dated August 29, 1997 between the Company and RTFC as in effect on the Closing Date and/or amend the defined terms used therein that are more burdensome or restrictive with respect to the Company (except for amendments to such financial, affirmative or negative covenants which are also reflected in amendment(s) under this Agreement), or (iii) to amend any term or provision that imposes more restrictive terms with respect to the payment of the Indebtedness under this Agreement than the terms and conditions contained in the credit agreement dated August 29, 1997 between the Company and RTFC as in effect on the Closing Date.

         (o) Additional Limitations on Indebtedness. Notwithstanding the provisions of Section 9(b), the Company shall not incur any Indebtedness that is subordinate or junior in right of payment to any Indebtedness (i) arising under the Credit Agreements and senior in any respect in right of payment to any Indebtedness arising under the Transaction Documents (including the Note) or
(ii) that is equal in right of payment to any Indebtedness arising under the Transaction Documents (including the Note).

SECTION 10. RESERVED.

SECTION 11. GENERAL. As further and special provisions set forth under this Agreement, the parties hereto further warrant, covenant, contract and agree each with the other as follows:

         (a) Entire Agreement. This Agreement, the Transaction Documents and other documents referred to herein and therein constitute the entire understanding among the parties as to the subject matter specifically referred to herein or therein.

         (b) Reimbursement of Expenses. The Company agrees (a) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable out-of-pocket costs and expenses of the Purchaser (including, without limitation, the reasonable fees and expenses of counsel to the Purchaser) in connection with (i) the Purchaser's due diligence investigation in connection with, and the preparation, negotiation, execution, delivery of, this Agreement and the other Transaction Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto and (ii) the administration, monitoring and review of the Note (including, without limitation, out-of-pocket expenses for travel, meals, long-distance telephone calls, wire transfers, facsimile transmissions and copying and with respect to the engagement of appraisers, consultants, auditors or similar Persons by the Purchaser at any time, whether before or after the Closing, to render opinions concerning the Company's financial condition), (b) to pay upon demand all reasonable out-of-pocket costs and expenses of the Purchaser (including, without limitation, reasonable attorneys' fees and expenses) in connection with (x) any refinancing or restructuring of the Note, whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (y) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Transaction Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (c) to pay and hold the Purchaser harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Purchaser), that may be payable in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

         (c) Survival of Agreements and Representations and Warranties. All agreements and all representations and warranties contained herein or made in writing by the Company in connection herewith, to the extent applicable, shall survive the execution and delivery of this Agreement and other documents referred to herein and shall continue until the Purchaser ceases to own any Note.

         (d) No Waiver. No delay by or on behalf of the Purchaser in exercising any rights conferred hereunder, and no course of dealing between the Purchaser and the Company shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.

         (e) Binding Effect; Participations. All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto, except that the Company may not assign or transfer any of its rights or obligations under this Agreement or any of the other Transaction Documents without the prior written consent of the Purchaser. This Agreement, the Note and any of the other Transaction Documents may be endorsed, assigned and transferred in whole or part by the Purchaser. The Purchaser may grant participations in the Note, this Agreement and the other Transaction Documents (or any portion thereof). The Purchaser shall notify the Company in writing of any such endorsement, assignment or transfer by the Purchaser. In the event of any such grant of a participation in the Note, all references in this Agreement requiring the consent waiver or amendment of the Purchaser shall instead require an action by the Required Purchasers.

         (f) Initial Holder. The Company shall be entitled to treat and deal with the Purchaser, and shall not be required to recognize any other Person as the holder of the Note, except after production of such Note duly endorsed for transfer, together with such documentation as the Company may reasonably require concerning compliance with federal or state securities laws, or after receipt by the Company of written notice from the Person theretofore entitled to be treated as the holder advising the Company of the transfer of such Note to such other Person and stating the latter's address, together with such documentation as the Company may reasonably require concerning compliance with federal or state securities laws.

         (g) Cumulative Powers. No remedy herein conferred upon the Purchaser or any holder of the Note is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.

         (h) Loss of Securities; Reissue of Securities in Lesser Denominations. Upon:

                  (i) receipt of evidence satisfactory to the Company of loss, theft, mutilation or destruction of the Note, and

                  (ii) in the case of any such loss, theft or destruction, upon delivery of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation, upon surrender and cancellation of such Note, the Company will make and deliver a new Note of like tenor, in lieu of such lost, stolen, mutilated or destroyed Note. In addition, upon request of any holder of a Note or other securities of the Company or the Parent now or hereafter issued by the Company or the Parent to the Purchaser, and upon surrender of such Note or other securities to the Company and compliance with any restrictive legends, the Company or the Parent will reissue, in lesser denominations to parties designated by such holder, new certificates, warrants or other securities in the equivalent amounts of such other securities surrendered.

         (i) Communications. All communications and notices provided for hereunder shall be sent by personal delivery, nationally recognized overnight courier, facsimile or registered or certified mail, to the Purchaser and the Company at their respective addresses set forth on Schedule 11(i), or to such other address with respect to any party as such party shall notify the other parties hereto in writing. Any notice required to be given hereunder by one party to another shall be deemed to have been received (i) when delivered, if personally delivered or sent via facsimile, or (ii) one day following delivery to a nationally recognized overnight courier or (iii) on the third business day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail. Except as otherwise provided for herein, all requests for disclosure or other provision of information to be made or otherwise given by the Company shall be completed no later than 10 days following the receipt by the Company of a written request therefor in the manner described in this Section.

         (j)      Legend.

                  The Note and each certificate, if any, issued pursuant to the Acquisition Documents will bear a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THE COMPANY HAS RECEIVED A WRITTEN OPINION FROM COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSFER IS BEING MADE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

         (k)      Confidentiality; Public Announcements.

                  (i) The Purchaser shall use its best efforts not to make public disclosure of any information designated by the Company in writing as confidential, including financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by the Company in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not be construed, now or in the future, to apply to any information reflected in any recorded document, information which is independently developed by the Purchaser, information obtained from sources other than the Company or information that is or becomes in the public domain, nor shall it be construed to prevent the Purchaser from (i) making any disclosure of any information (A) if required to do so by any Requirement of Law, (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspect of the Purchaser's business or that of the corporate parent or affiliates of the Purchaser in connection with the exercise of such authority or claimed authority, or (C) pursuant to subpoena; or (ii) to the extent the Purchaser or its counsel deems necessary or appropriate to do so to effect or preserve its security for any applicable investment or financing or to enforce any remedy provided herein or in any applicable investment or financing documents or otherwise available by law; or (iii) making, on a confidential basis, such disclosures as the Purchaser deems necessary or appropriate to such Purchaser's legal counsel or accountants (including outside auditors); or (iv) making such disclosures as the Purchaser reasonably deems necessary or appropriate to any bank or financial institution or other entity, and/or counsel to or other representatives of such bank or financial institution or other entity, to which the Purchaser in good faith desires to sell an interest in any applicable investment or financing; provided, however, that such bank, financial institution or other entity or counsel to or representative thereof, agrees to take reasonable steps to maintain the confidentiality of such disclosures.

                  (ii) The Purchaser shall have the right to review and approve, such approval not to be unreasonably withheld, any public announcement or public filing made after the Closing Date relating to the Note or to the Purchaser in any way before any such announcement or filing is announced or filed, provided, however, no review or approval shall be required for any such announcement or filing required to be announced or filed by law. In addition, the Purchaser shall provide the Company an opportunity to review and approve any public announcement issued by the Purchaser specifically relating to the Note, such approval not to be unreasonably withheld or delayed; provided, however, no review or approval shall be required for any such announcement required to be announced by law; provided further, the Purchaser shall provide the Company with an advance copy of any regulatory filings or tombstone ads prepared by or on behalf of the Purchaser, but shall not be required to obtain approval by the Company.

         (l) Governing Law. This Agreement shall be governed in all respects by the laws of the State of North Carolina.

         (m) Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

         (n) Multiple Originals. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         (o) Amendment or Waiver. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the prior written consent of the Required Purchasers to such amendment, action or omission to act; provided, however, that, without the prior written consent of each of the Purchasers, no such agreement shall (i) decrease the principal amount of, or extend the maturity date of any Note, or decrease the rate of interest on the Note, without the prior written consent of each Purchaser affected thereby, (ii) effect any waiver, amendment or modification that by its terms changes the amount, allocation, payment of or between the Note, or (iii) amend the provisions of this Section 11(o), the definition of the term "Required Purchasers" or of the term "Note". Each holder of the Note, at the time or times thereafter outstanding, shall be bound by any consent authorized by this Section, whether or not the Note shall have been marked to indicate such consent.

         (p) Waiver of Jury Trial. THE PURCHASER AND THE COMPANY EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, THE COLLATERAL OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVER IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

         (q) Consent to Jurisdiction and Service of Process. All judicial proceedings brought against the Company with respect to this Agreement, the Note or any of the other Transaction Documents may be brought in any state or federal court of competent jurisdiction in the State of North Carolina, and, by execution and delivery of this Agreement, the Company accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. The Company irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in
Schedule 11(i) or at such other address of which the Purchaser shall have been notified pursuant thereto, such service being hereby acknowledged by the Company to be effective and binding service in every respect. Each of the parties hereto irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Purchaser to bring proceedings against the Company in the court of any other jurisdiction.

         (r)      Arbitration.

                  (i) Notwithstanding the provisions of Section 11(q) to the contrary, upon demand of any party hereto, whether made before or within three months after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and other Transaction Documents ("Disputes") between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Transaction Documents executed in the future, or claims arising out of or connected with the transactions reflected by this Agreement. Arbitration shall be conducted under and governed by the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. A hearing shall begin within 90 days of demand for arbitration, and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties hereto do not waive applicable federal or state substantive law except as provided herein.

                  (ii) Notwithstanding the preceding binding arbitration provisions, each of the parties agrees to preserve, without diminution, certain remedies that the Purchaser may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. The Purchaser shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable (A) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Transaction Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (B) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (C) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (D) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

                  (iii) The parties hereto agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

                  (iv) By execution and delivery of this Agreement, each of the parties hereto accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction relating to any arbitration proceedings conducted under the Arbitration Rules in Charlotte, North Carolina and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.

         (s) Parent Covenants; Parent Representations. For purposes of Sections 7 and 9 of this Agreement, it is understood and agreed that the Company shall use commercially reasonable efforts to cause the Parent to comply with the terms thereof. For purposes of Section 5, all representations and warranties as to the Parent by the Company shall be deemed to be made to the knowledge of the Company.

         (t) Authorization of Motorola Transactions. The Company is authorized to enter into reimbursement, service acquisitions and/or purchase transactions with Motorola with respect to the Company's acquisition of new telecom network equipment products.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.


                                         HORIZON PERSONAL COMMUNICATIONS,
                                         INC. an Ohio corporation


                                         By:
                                            ----------------------------------
                                                  Name:
                                                       -----------------------
                                                  Title:
                                                        ----------------------


                                         FIRST UNION INVESTORS, INC.
                                         a North Carolina corporation


                                         By:
                                            ----------------------------------
                                                  Name:
                                                       -----------------------
                                                  Title:
                                                        ----------------------

                                  SCHEDULE 4(E)


                              FINANCIAL INFORMATION

1. Unaudited pro forma consolidated balance sheet for the Company and its Subsidiaries as of, and for the period ended, December 31, 1999, giving effect to the Acquisition and the transactions contemplated by the Agreement, certified by the chief financial officer of the Company.

2. Unaudited consolidated financial statements for the Company as of, and for the period ended, December 31, 1997 certified by the chief financial officer of the Company.

3. Audited financial statements for the Company and its Subsidiaries for fiscal years ending December 31, 1998 and a draft of the audited financial statements for the fiscal year ending December 31, 1999, accompanied by an audit report from Arthur Andersen, LLP, such report to be in customary form and unqualified.

4. Financial projections for the Company and its Subsidiaries for each fiscal year after the Closing Date through fiscal 2009, giving effect to the Acquisition and the Investment, and certified with respect to current and projected financial covenant compliance in form and substance satisfactory to the Purchaser.

5. Such other financial information relating to the Company, the Parent, their Subsidiaries or the Acquisition as the Purchaser may reasonable request.

6. Internally prepared monthly historical operating statistics certified by Company evidencing by market the degrees of market penetration, coverage and subscriber counts (among other items) in a form satisfactory to Purchaser.

                                  SCHEDULE 5(A)


                             ORGANIZATIONAL MATTERS

A.       Organization

                                          Jurisdiction of            Jurisdictions in
Name of Company                            Organization               Which Qualified
---------------                           ---------------            ----------------
Horizon Personal Communications, Inc.     Ohio                       Virginia, West Virginia, Kentucky

Horizon Telcom, Inc.                      Ohio

The Chillicothe Telephone Company         Ohio

Horizon Services, Inc.                    Ohio

United Communications, Inc.               Ohio


B.       Licenses and Permits

         Name of Company                             Licenses and Permits
         ---------------                             --------------------
         Company                                     Federal Communications
                                                     Commission license to
                                                     provide Broadband PCS
                                                     wireless telecommunications
                                                     in the Chillicothe BTA.

         The Chillicothe Telephone Company           Certification from the
                                                     Public Utility commission
                                                     of Ohio to be a local
                                                     exchange carrier.

         United Communications, Inc.                 Federal Communications
                                                     Commission licenses to
                                                     provide paging services in
                                                     Ohio.

                                  SCHEDULE 5(B)


                          SUBSIDIARIES AND INVESTMENTS

         1. The Chillicothe Telephone Company is a wholly owned subsidiary of Parent.

         2.       Horizon Services, Inc. is a wholly owned subsidiary of Parent.

         3. United Communications, Inc. is a wholly owned subsidiary of Parent.

         4. The Company owns an approximate 25% interest in Bright Personal Communication Services, LLC, an Ohio limited liability company.

                                  SCHEDULE 5(C)


                                 CAPITALIZATION

XII.     Pre-Closing Capitalization of the Company and the Parent

         A.       Authorized Capital

         Name of Company                                       Authorized Capital
         -------------------------------------                 ----------------------------------------
         Horizon Personal Communications, Inc.                 1,000,000 shares of Class A Common Stock
                                                               1,000,000 shares of Class B Common Stock

         Horizon Telcom, Inc.                                  200,000 shares of Class A Common Stock
                                                               500,000 shares of Class B Common Stock

         B.       Subscriptions, Contracts and Agreements

         None, except (i) stock options were granted to certain employees of the Company pursuant to the 1999 Stock Option Plan (ii) stock options were granted to certain individuals associated with the Parent pursuant to the 1999 Stock Option Plan and (iii) the stock of the Company was pledged by Parent to the Rural Telephone Finance Cooperative pursuant to that Pledge and Security Agreement, dated August 29, 1997, by and between Parent and Rural Telephone Finance Cooperative.

         C.       Directors, Officers, Partners and Security Holders

         The Chillicothe Telephone Company, Horizon Services, Inc., and United Communications, Inc. are wholly-owned subsidiaries of the Parent. The Company is wholly owned by Parent, except as set forth herein. Please see the attached for a list of stockholders and the number of shares owned.

                              Officer and Directors

         Parent
         ------
         Thomas McKell        President, Director
         Robert McKell        Chairman of the Board, Director
         Jack Thompson        Vice President/Secretary/Treasurer, Director
         Phoebe McKell        Assistant Secretary
         David McKell         Director
         Helen Sproat         Director
         Joseph G. Kear       Director
         Joseph S. McKell     Director
         John Herrnstein      Director

         Company
         -------
         William A. McKell    President, Director
         William Murton       Director
         Steven P. Burkhardt  Secretary/Treasurer, Director
         Joseph Corbin        Vice President-Operations
         Peter M. Holland     CFO/Vice President-Finance
         Joseph Watson        Vice President-Administration


         The Chillicothe Telephone Company
         ---------------------------------
         Thomas McKell        President, Director
         Jack Thompson        Vice President-Finance/Secretary/Treasurer,
                                Director
         John Wilson          Vice President-Administration, Director


         United Communications, Inc.
         ---------------------------
         William A. McKell    President, Director
         Joseph J. Watson     Vice President, Director
         Steven P. Burkhardt  Secretary/Treasurer, Director


         Horizon Services, Inc.,
         -----------------------
         Phoebe McKell        President, Director
         Jack Thomas          Vice President/Secretary/Treasurer, Director
         Robert McKell        Director

         D.       Preemptive and Registration Rights

         The Class A Stock of Parent has preemptive rights to all but Class B Stock, pursuant to the Articles of Incorporation of the Parent and the Ohio Code.

         All stock of the Company has the preemptive rights contained in the Ohio Code.

         All stock of the Subsidiaries has preemptive rights contained in the Ohio Code.

                                  SCHEDULE 5(E)


                                   LITIGATION

         None.

                                  SCHEDULE 5(F)


                                   TAX MATTERS

         The Internal Revenue Service audited the consolidated entities (the Parent, the Company and the Subsidiaries) for the years 1996 and 1997 and the Internal Revenue Service and the Company settled the deficiency at the amount of $117,134. Interest has not been assessed.

                                  SCHEDULE 5(H)


                         GOVERNMENT APPROVALS; CONSENTS

         Consent and waiver to be obtained from the Rural Telephone Finance Cooperative.

         Consent and waiver to be obtained from Motorola, Inc.

                                  SCHEDULE 5(M)


                                   PROJECTIONS

         See attached.

                                  SCHEDULE 5(O)


                         TITLE TO PROPERTIES AND ASSETS

         The Company has entered into that certain Master Site Agreement, dated August 17, 1999, by and between SBA Towers, Inc. and the Company, pursuant to which the Company has the rights to use cell sites and cell towers.

                                  SCHEDULE 5(P)

                               MATERIAL CONTRACTS


1. Assignment Agreement, dated February 15, 2000, by and between Parent and Company

2. Asset Purchase Agreement, dated August 17, 1999, by and among Company, Parent and SBA Towers, Inc.

3. Site Development Agreement, dated August 17, 1999, by and between the Company and SBA Towers, Inc.

4. Master Site Agreement, dated August 17, 1999, by and between SBA Towers, Inc. and the Company.

5. Master Design Build Agreement, dated August 17, 1999, by and between the Company and SBA Towers, Inc.

6. Loan Agreement, dated August 29, 1997, by and between the Company and Rural Telephone Finance Cooperative.

7. Secured Promissory Note, dated August 29, 1997, by and between the Company and Rural Telephone Finance Cooperative.

8. Guaranty, dated August 29, 1997, by and between Parent and Rural Telephone Finance Cooperative.

9. Reimbursement and Security Agreement, dated August 29, 1997, by and among Parent and the Company and Motorola, Inc.

10. Sprint PCS Management Agreement, dated June 8, 1998, by and among Sprint Spectrum, L.P., SprintCom, Inc. and the Company.

11. Network Services Agreement, dated August 12, 1999, by and among West Virginia PCS Alliance, L.C., Virginia PCS Alliance, L.C. and the Company.

12. Sprint PCS Services Agreement, dated June 8, 1998, between the Company and Sprint PCS.

13. Revolving Line of Credit Application and Agreement (OH-S-02), dated June 25, 1998 by and between Rural Telephone Finance Cooperative and Parent as amended by that certain Term Extension for RTFC Line of Credit, dated June 25, 1998, by and between Rural Telephone Finance Cooperative and Parent.

14. Service Agreement, dated August 20, 1999, by and between the Company and Bright Personal Communications Services, LLC.

15. Tax Allocation Agreement, by and among the Company, the Parent, The Chillicothe Telephone Company, United Communications, Inc. and Horizon Services, Inc.

16. Services Agreement between Horizon Services, Inc., the Company, the remaining Subsidiaries and the Parent, pursuant to which Horizon Services, Inc. provides accounting, human resources, date processing and MIS services at cost.

17. Mortgage and Security Agreement, dated August 29, 1999 between Rural Telephone Finance Cooperative and the Company.

18. Operating Agreement of Bright Personal Communications Services, LLC, by and among the Company and the other members.

19.      Equipment Purchase Agreement by and between the Company and Motorola,
         Inc.

20 Pledge and Security Agreement, dated August 29, 1997, by and between Parent and Rural Telephone Finance Cooperative.

21.      Sprint Trademark and Service Mark License Agreement.

                                  SCHEDULE 5(Q)


                                    EMPLOYEES

A.       Employment Arrangements:

         Union contract by and between IBEW Local 578 and The Chillicothe Telephone Company.

B.       Severance or Termination Pay:

         None.

                                  SCHEDULE 5(S)


                               AFFILIATE CONTRACTS

                Name of Affiliate                    Description of Contract
                -----------------                    -----------------------
         Bright Personal Communication Services       Service Agreement, dated
                                                      August 20, 1999, by and
                                                      between the Company and
                                                      Bright Personal
                                                      Communications Services,
                                                      LLC.

         Parent, Company and the Subsidiaries         Tax Allocation Agreement,
                                                      by and among the Company,
                                                      the Parent, The
                                                      Chillicothe Telephone
                                                      Company, United
                                                      Communications, Inc. and
                                                      Horizon Services, Inc.

         Parent, Company and the Subsidiaries         Services Agreement between
                                                      Horizon Services, Inc.,
                                                      the Company, the remaining
                                                      Subsidiaries and the
                                                      Parent, pursuant to which
                                                      Horizon Services, Inc.
                                                      provides accounting, human
                                                      resources, date processing
                                                      and MIS services at cost.

         Parent and Company                           Assignment Agreement dated
                                                      as of February 15, 2000,
                                                      by and between Parent and
                                                      Company.

                                  SCHEDULE 5(T)


                              ENVIRONMENTAL MATTERS

         None.

                                  SCHEDULE 5(X)


                                 USE OF PROCEEDS

         The proceeds from the issuance of the Note will be used to : (i) finance the Acquisition; (ii) pay the loan origination fee to Purchaser; (iii) pay fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the Acquisition and (iv) provide for working capital requirements and for general corporate purposes.

                                  SCHEDULE 5(Y)


                             EMPLOYEE BENEFIT PLANS

         Company 401(k)

         The Chillicothe Telephone Company 401(k)

         Horizon Services, Inc. 401(k)

         Horizon Services, Inc. Deferred Compensation Plan

         Each of the Subsidiaries and the Company have the following plans:

                  1)       Medical
                  2)       Dental
                  3)       Vision
                  4)       Education Reimbursement

         In addition, the Company has a Bonus program, but any bonus awarded is subject to the discretion of the Directors and Officers of the Company.

                                  SCHEDULE 5(Z)


                              INTELLECTUAL PROPERTY

         The Company licenses the Sprint mark and Sprint PCS mark through the following agreements:

         1. Sprint PCS Management Agreement, dated June 8, 1998, by and among Sprint Spectrum, L.P., SprintCom, Inc. and the Company.

         2. Sprint PCS Services Agreement, dated June 8, 1998, between the Company and Sprint PCS.

         3.       Sprint Trademark and Service Mark License Agreement.

                                 SCHEDULE 5(AA)


                      ABSENCE OF CERTAIN CHANGES OR EVENTS

         None.

                                 SCHEDULE 5(BB)


                                    INSURANCE

         See attached.

                                  SCHEDULE 9(B)


                                  INDEBTEDNESS

         1.  Loan Agreement, dated August 29, 1997, by and between the Company      $23,557,965
         and Rural Telephone Finance Cooperative.
         2.  $9,000,000 Revolving Loan Agreement between RFTC and the Parent        $7,798,556
         3.  Intercompany payable from the Company to the Parent                    $7,798,556

                                  SCHEDULE 9(C)


                                      LIENS

1. In connection with the Credit Agreement between RTFC and the Company, RTFC has a Lien on substantially all of the assets of the Company.

                                  SCHEDULE 9(E)


                                   INVESTMENTS

1.       Subordinated Capital Certificates in RFTC in the amount of $1,177,898

                                 SCHEDULE 10(I)


                              ADDRESSES FOR NOTICES

If to the Company, to:

                  Horizon Personal Communications, Inc.
                  P O Box 480
                  68 East Main Street
                  Chillicothe, Ohio  45601
                  Telecopy No.:  (740) 772-8547
                  Attention:  Pete Holland

         with a copy (which shall not
         constitute notice) to:

                  Arnall Golden & Gregory, LLP
                  Suite 2800 One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia  30309-3450
                  Attention:  Donald I. Hackney, Jr., Esq.

If to the Purchaser, to:

                  First Union Investors, Inc.
                  One First Union Center, 5th Floor
                  301 South College Street
                  Charlotte, NC  28288
                  Telecopy No.:  (704) 374-4092
                  Attention:  Mr. John M. Burlingame

         with a copy (which shall not
         constitute notice) to:

                  Moore & Van Allen, PLLC
                  NationsBank Corporate Center
                  100 North Tryon Street, 47th Floor
                  Charlotte, North Carolina  28202
                  Telecopy No.:  (704) 331-1159
                  Attention:  John S. Chinuntdet, Esq.